EXHIBIT 16

LETTER FROM HJ & ASSOCIATES, LLC

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 15, 2006 of Bullion River Gold Corp. and are in agreement with the statements contained in paragraphs 1, 2, and 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
February 15, 2006